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                                                                    EXHIBIT 11.1

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


DXP Enterprises

Computation of Earnings Per Share

For the Periods Indicated



                                                       1996            1995            1994
  Average shares outstanding                         15,987,895      15,348,378      19,514,794



  Net effect of dilutive stock options -- based
    on the treasury stock method using
    average market price                              1,152,491         750,432         723,344

  Adjustment to give effect to shares
    optioned to key employees within
    12 months of the beginning of each
    period presented based on treasury
    stock method using estimated market
    price upon offering                                 101,738       1,125,376       1,243,504

  Total common and common stock
    equivalents                                      17,242,124      17,224,186      21,481,642

  Net income attributable to common shareholders       $771,000      $2,065,000      $1,862,000

  Net income per common and common equivalent
    share(1)                                              $0.04           $0.12           $0.09

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(1)  Fully diluted earnings per share is the same as the net income per common and common equivalent share and, therefore, is not presented.

